EXHIBIT 12.5

                WEST TEXAS UTILITIES COMPANY
             RATIO OF EARNINGS TO FIXED CHARGES
         FOR THE TWELVE MONTHS ENDED JUNE 30, 1995
                  (Thousands Except Ratio)
                        (Unaudited)

Operating Income                                        $56,401

Adjustments:
  Federal income taxes                                    9,531
  Provision for deferred Federal income taxes             6,668
  Deferred investment tax credits                        (1,321)
  Other income and deductions                             4,044
  Allowance for borrowed and equity funds
    used during construction                                801

        Earnings                                        $76,124


Fixed Charges:
   Interest on long-term  debt                          $19,557
   Interest on short-term debt and other                  3,902

        Fixed Charges                                   $23,459


Ratio of Earnings to Fixed Charges                         3.24